Exhibit 10.7

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT ("Agreement"), effective as of December 15, 2024, between Encore Medical, Inc. ("Company"), and Gregory Steiner, ("Contractor").

RECITALS

WHEREAS Company is a Minnesota corporation engaged in the manufacturing, marketing and sale of certain medical device products (the "Business”); and

WHEREAS Company desires to engage the services of Contractor to perform certain services and Contractor is willing to provide certain services to Company; and

WHEREAS the parties desire to set forth their understanding and agreement with respect to the terms of Contractor providing services to Company.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and undertakings contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
CONTRACTOR DUTIES

1.1	Services. Contractor shall provide services to Company and shall perform the duties and responsibilities set forth in Exhibit I attached hereto.

1.2	Use of Company Space. Contractor may use Company office or Clinical space, equipment and other support services and supplies as may be assigned by Company as needed to support the performance of Contractor's duties herein.

1.3	Records. Contractor agrees to make available to any government authority having jurisdiction over Contractor or Company under federal or state law or regulations, upon request by Company, all records of Contractor required to verify Contractor's services under this Agreement. Contractor also agrees, upon Company's request, to grant Company access to records of Contractor that enable Company to verify Contractor's services under this Agreement.

ARTICLE 2
COMPENSATION

2.1	Compensation Rate. Company shall pay Contractor as described in Exhibit I on an as-submitted basis. Failure to pay Contractor within thirty (30) days of receipt of Contractor's invoice may result in a pause or cessation of work until Company has paid any open balance owed to Contractor.

ARTICLE 3
COMPANY DUTIES

3.1	Company Resources. Company shall retain all rights of title, possession and ownership of any equipment and supplies purchased or otherwise acquired for use described herein. Contractor is responsible for all expenses other than those approved in writing by the Company.

ARTICLE 4
EVENTS OF DEFAULT

Each of the following shall be an "Event of Default":

4.1	Company Default. Company's failure to pay when due any payment required to be made by Company as described in this Agreement or Company's failure to keep or perform any one or more of the terms, conditions, or covenants of this Agreement, which failure continues for five (5) days or more after written notice from Contractor (unless such failure requires work to be performed, acts to be done or conditions to be removed, which by their nature cannot reasonably be performed, done or removed, as the case may be, within such five (5) day period, in which case no Event of Default shall be deemed to have occurred so long as Company shall have commenced curing the same within said five (5) day period and shall diligently and continuously prosecute the same to completion and shall further provide Contractor with bi-weekly written reports of the status of such cure).

4.2	Contractor Default. Contractor's failure to keep or perform any one or more of the terms or conditions, covenants of this Agreement, which failure continues for five (5) days or more after written notice from Company (unless such failure requires work to be performed, acts to be done or conditions to be removed, which by their nature cannot reasonably be performed, done or removed, as the case may be, within such five (5) day period, in which case no Event of Default shall be deemed to have occurred so long as Contractor shall have commenced curing the same within said five (5) day period and shall diligently and continuously prosecute the same to completion and shall further provide Company with bi-weekly written reports of the status of such cure).

ARTICLE 5

PROTECTION AND CONFIDENTIALITY OF DATA

5.1	Definition. "Confidential Information", as used in this Article 5, means information that is not generally known, or not readily ascertainable by proper means, and that is proprietary to Company or its business. This information includes, without limitation:

5.1.1	Trade secret information about Company and about Company's businesses, finances, operations, products, and services.

5.1.2	Information concerning Company's business as conducted in the past or as it may conduct it in the future, including, without limitation, information about Company• s sales, pricing, payment schedules, service fees, finances, management systems, computer software and programs and information concerning specific Company's, Contractors, or other health care Contractors; and

5.1.3	Information concerning Company's current products or services, including, without limitation, information about Company's joint ventures, affiliations, research, development, purchasing, accounting, marketing, selling, medical policies, Clinical protocols, practice parameters and other non-public information marked as "Confidential."

Any information that the Company treats as Confidential Information will be presumed to be Confidential Information (whether Contractor or others originated it and regardless of how Contractor obtained it).

5.2	Non-Confidential Information. "Confidential Information," as used in this Article 5, does not include information that:

5.2.1	Is or becomes generally available to the public other than as a result of a disclosure by Contractor or her representatives or employees in violation of her obligations under this Agreement.

5.2.2	Was available to or known by Contractor or her representatives or employees on a non-confidential basis prior to disclosure by Company; or

5.2.3	Was or becomes available to Contractor on a non-confidential basis from a source other than Company or its representatives or employees; provided, that such source has rightfully obtained such information or is not otherwise prohibited from transmitting the information to Contractor.

5.3	Non-Disclosure and Improper Use of Confidential Information. Except as specifically permitted by an authorized officer of Company or by written policies of Company, Contractor will not, either during the term of or after termination of this Agreement, use Confidential Information for any purpose other than the business of Company or disclose it to any person not authorized by Company to receive such Confidential Information. When this Agreement is terminated, Contractor shall promptly deliver to Company all records and any compositions, articles, devices, apparatus, and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in Contractor's possession, regardless of who prepared them, and will promptly deliver any other property of a Company in Contractor's possession, whether or not Confidential Information. The rights of Company set forth in this Article 5 are in addition to any rights of Company with respect to protection of trade secrets or Confidential Information arising out of the common or statutory laws of the State of Minnesota.

5.4	Survival. The obligations set forth in this Article 5 shall survive the expiration or termination for any reason of this Agreement for a period of two (2) years.

ARTICLE 6

TERM AND TERMINATION.

6.1	Term. This Agreement shall continue in full force and effect from the effective date set forth above for an initial term of eighteen (18) months (the "Initial Term") and shall then expire unless renewed in writing for subsequent twelve (12) month terms unless not renewed or cancelled in accordance with 6.2, 6.3 or 6.4 below.

6.2	Termination Without Cause. Notwithstanding the foregoing, this Agreement may be terminated at any time by either party, with or without cause, upon the provision to the other party of thirty (30) days' prior written notice of termination.

6.3	Termination For Cause by Company. Company shall have the option to terminate this Agreement immediately upon an Event of Default as set forth in Article 4.2 or for any breach by Contractor of Article 5, above.

6.4	Termination For Cause by Contractor. Contractor shall have the option to terminate this Agreement immediately upon an Event of Default as set forth in Article 4.1.

ARTICLE 7
INDEPENDENT CONTRACTOR

7.1	Independent Contractor. Contractor is an independent contractor of Company, and will not act as, and is not an employee of Company for any purpose, including federal or state withholding taxes, F.I.C.A. taxes, workers' compensation insurance or unemployment benefits, and are not entitled or eligible to participate in any benefits or privileges given or extended by Company to its employees. Contractor is not granted any authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Company, except to the extent, if any, expressly set forth in this Agreement. Nothing in this Agreement shall be construed to make Contractor a partner, joint venture, or agent of Company. In the performance of his duties hereunder, the services and the hours Contractor is to work on any given day will be entirely within Contractor's control.

7.2	Taxes. As an independent contractor, Contractor is solely responsible for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security, medical insurance, income tax or other applicable laws, rules or regulations with respect to Contractor's performance or rendering of the services under this Agreement (or any Contractor's performance or rendering of services under this Agreement), and agrees to indemnify and hold Company harmless from any cost, expense or damage (including attorneys' fees) arising from any failure to do so.

ARTICLE 8 INDEMNITY

Mutual Indemnification. Contractor and Company each agree to indemnify, defend, and hold harmless the other, their respective successors and permitted assigns, and its officers, trustees, directors, members, agents, employees and/or representatives from any loss, costs, liability, damages, or expenses (including court costs and attorneys' fees and other professional fees) arising out of or resulting from such party's breach of the provisions of this Agreement.

ARTICLE 9 MISCELLANEOUS.

9.1	Notices. Any notice, demand, request, or other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if personally served or on the fifth day after mailing if mailed by registered or certified mail, return receipt requested, addressed as follows (or to such other address of which either of the parties hereto shall have notified the other party hereto in accordance herewith):

To Company:	Encore Medical, Inc.

	Address:	2975 Lone Oak Drive
Suite 140
Eagan, MN 55121
Attn: Joseph A Marino

To Contractor:	Gregory Steiner
Address: ******

9.2	Assignment and Successors. This Agreement is not assignable by Company without the \written consent of Contractor, provided, however, that if Company shall merge, consolidate, or enter into a joint venture with or transfer substantially all of its assets to another corporation or entity, this Agreement shall be binding upon and inure to the benefit of the successor corporation or entity in such merger, consolidation, joint venture, or transfer. As a personal services agreement, Contractor may not assign this Agreement nor delegate duties under this Agreement to any other person.

9.3	Binding Effect. Subject to Section 9.2 above, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

9.4	Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the State of Minnesota without regard to its conflicts of laws.

9.5	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute one agreement.

9.6	Amendment or Modification. This Agreement may not be modified or amended except by a written instrument duly executed by each of the parties hereto.

9.7	Non-exclusivitv. Nothing in this Agreement shall be intended or construed to prevent Contractor from entering into similar agreements or relationships with other individuals or organizations, so long as such agreements do not interfere with Contractor's performance of her duties hereunder.

9.8	Entire Agreement. This Agreement and its Exhibits constitute the entire agreement between Company and Contractor with respect to the terms thereof, and all prior written or oral agreements and understandings with respect to the terms of this Agreement are superseded hereby.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Contractor Agreement, effective as of the date first written above.

CONTRACTOR: Gregory Steiner	COMPANY: Encore Medical, Inc.

/s/ Joseph A Marino
Joseph A Marino
Chief Executive Officer

EXHIBIT I

Contractor Services for: Business Administration and Operations to include, but not limited to the following:

•	Accounting and Finance

•	Internal and Public Auditing

•	SEC Reporting

•	IPO readiness

•	Administrative Support

•	M & A Support

•	Other as mutually agreed

Compensation Rate:

The compensation rate for services provided under this Agreement shall be $260 per hour. Contractor will submit invoices from time to time documenting hours worked to be paid. Invoicing via email shall be considered acceptable.